As filed with the Securities and Exchange Commission on November 15, 2012

Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Park Sterling Corporation
(Exact name of registrant as specified in its charter)

North Carolina	1043 E. Morehead Street, Suite 201 Charlotte, North Carolina 28204	27-4107242
(State or other jurisdiction of incorporation or organization)	(Address of Principal Executive Offices)	(I.R.S. Employer Identification No.)

Park Sterling Bank 1999 Stock Option Plan
Park Sterling Corporation 2003 Stock Option Plan
Park Sterling Corporation 2008 Equity Incentive Plan
 (Full title of the plan)

James C. Cherry
Chief Executive Officer
Park Sterling Corporation
1043 E. Morehead Street, Suite 201
Charlotte, North Carolina 28204
 (Name and address of agent for service)

(704) 716-2134
(Telephone number, including area code, of agent for service)

Copies to:
P. Christian Scheurer
McGuireWoods LLP
201 North Tryon Street
Charlotte, North Carolina 28202

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $1.00 par value per share under the Park Sterling Bank 1999 Stock Option Plan	2,190 shares	$3.22(1)	$7,051.80	$0.96

Common Stock, $1.00 par value per share, under the Park Sterling Corporation 2003 Stock Option Plan	733,035 shares	$9.52(2)	$6,978,493.20	$951.87
	77,287 shares	$4.93(3)	$381,024.91	$51.97
Common Stock, $1.00 par value per share, under the Park Sterling Corporation 2008 Equity Incentive Plan	288,069 shares	$4.83(4)	$1,391,373.27	$189.78
	48,133 shares	$4.93(5)	$237,295.69	$32.37
TOTAL	1,148,714 shares	—	—	$1,226.95

(1)
The proposed maximum offering price per share is based on $3.22, the weighted average exercise price per share of the outstanding options to purchase 2,190 shares of Common Stock in accordance with Rule 457(h)(1) promulgated under the Securities Act.

(2)
The proposed maximum offering price per share is based on $9.52, the weighted average exercise price per share of the outstanding options to purchase 733,035 shares of Common Stock in accordance with Rule 457(h)(1) promulgated under the Securities Act.

(3)
Determined on the basis of the average of the high and low prices of the Common Stock reported on The NASDAQ Global Market on November 14, 2012 in accordance with Rule 457(c) under the Securities Act, solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act.

(4)
The proposed maximum offering price per share is based on $4.83, the weighted average exercise price per share of the outstanding options to purchase 288,069 shares of Common Stock in accordance with Rule 457(h)(1) promulgated under the Securities Act.

(5)
Determined on the basis of the average of the high and low prices of the Common Stock reported on The NASDAQ Global Market on November 14, 2012 in accordance with Rule 457(c) under the Securities Act, solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act.

EXPLANATORY NOTE

On May 13, 2012, Park Sterling Corporation (the “Registrant”) and Citizens South Banking Corporation (“Citizens South”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Citizens South would merge with and into the Registrant, with the Registrant continuing as the surviving entity (the “Merger”).  On October 1, 2012, the Merger closed and Citizens South merged with and into the Registrant.  In connection with the Merger, certain options to acquire Citizens South common stock granted under the Citizens South Bank 1999 Stock Option Plan (renamed the Park Sterling Bank 1999 Stock Option Plan), Citizens South Banking Corporation 2003 Stock Option Plan (renamed the Park Sterling Corporation 2003 Stock Option Plan) and certain options and stock appreciation rights to acquire Citizens South common stock granted under the Citizens South Banking Corporation 2008 Equity Incentive Plan (renamed the Park Sterling Corporation 2008 Equity Incentive Plan), outstanding as of the effective time of the Merger (the “Effective Time”), were assumed by the Registrant and converted on October 1, 2012 at the Effective Time, into options to purchase, and stock appreciation rights to receive, shares of common stock, $1.00 par value, of the Registrant (the “Registrant Common Stock”).  This Registration Statement on Form S-8 registers the aggregate number of shares of Registrant Common Stock that may be issued pursuant to such assumed options and stock appreciation rights.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participating individuals as specified by Rule 428(b)(1) of the Securities Act.  These document(s) and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus (the “Prospectus”) that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “SEC”), pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and in the Prospectus constituting a part of this Registration Statement:

 (a)           The Registrant’s Annual Report on Form 10-K (File No. 001-35032), filed March 14, 2012;

 (b)           The Registrant’s Quarterly Reports on Form 10-Q (File No. 001-35032), filed May 10, 2012, August 9, 2012 and November 9, 2012;

 (c)           The Registrant’s Current Reports on Form 8-K (File No. 001-35032) filed May 1, 2012, May 14, 2012, May 17, 2012, May 30, 2012, June 1, 2012, July 3, 2012, July 26, 2012, September 14, 2012, September 27, 2012, October 5, 2012 and November 2, 2012 (in each case, other than information that is furnished but that is deemed not to have been filed); and

 (d)           The description of the Registrant’s Common Stock that is contained in the Registrant’s Current Report on Form 8-K (File No. 001-35032) filed January 13, 2011, or any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than any information that is furnished but that is deemed not to have been filed) prior to the filing of a post-effective amendment hereto that either indicates that all securities offered hereby have been sold or deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and the Prospectus and to be a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement and the Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

The Registrant will provide without charge to each participant in the Plan, on the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents which are not specifically incorporated by reference in such documents).  Written requests for such copies should be addressed to:  Park Sterling Corporation, 1043 E. Morehead Street, Suite 201, Charlotte, North Carolina 28204.  Telephone requests may be directed to 704.716.2134.

Item 4.   Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

Not applicable.

Item 6.   Indemnification of Directors and Officers.

Sections 55-8-50 through 55-8-58 of the NCBCA contain provisions prescribing the extent to which directors and officers shall or may be indemnified. Section 55-8-51 of the NCBCA permits a corporation, with certain exceptions, to indemnify a current or former director against liability if (i) he conducted himself in good faith, (ii) he reasonably believed (x) in the case of conduct in his official capacity with the corporation, that his conduct was in the best interests of the corporation and (y) in all other cases his conduct was at least not opposed to the corporation’s best interests and (iii) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. A corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. The above standard of conduct is determined by the disinterested members of the board of directors or a committee thereof or special legal counsel or the shareholders as prescribed in Section 55-8-55.

Sections 55-8-52 and 55-8-56 of the NCBCA require a corporation to indemnify a director or officer in the defense of any proceeding to which he was a party because of his capacity as a director or officer against reasonable expenses when he is wholly successful, on the merits or otherwise, in his defense, unless the articles of incorporation provide otherwise. Upon application, the court may order indemnification of the director or officer if the court determines that he is entitled to mandatory indemnification under Section 55-8-52, in which case the court shall also order the corporation to pay the reasonable expenses incurred to obtain court-ordered indemnification or if he is adjudged fairly and reasonably so entitled in view of all relevant circumstances under Section 55-8-54. Section 55-8-56 allows a corporation to indemnify and advance expenses to an officer, employee or agent who is not a director to the same extent, consistent with public policy, as a director or as otherwise set forth in the corporation’s articles of incorporation or bylaws or by resolution of the board of directors or contract.

Section 55-8-57 of the NCBCA permits a corporation to provide for indemnification of directors, officers, employees or agents, in its articles of incorporation or bylaws or by contract or resolution, against liability in various proceedings and to purchase and maintain insurance policies on behalf of these individuals.

In accordance with the NCBCA, Article 11 of our articles of incorporation provide for indemnification to the fullest extent permitted by the NCBCA of all persons we have the power to indemnify under the NCBCA. Such indemnification is not exclusive of rights to indemnification under any bylaw, shareholder or disinterested directors’ vote or otherwise. In addition, our bylaws provide that we shall, under certain circumstances, indemnify our directors, officers, employees or agents for reasonable expenses, judgments, fines, penalties and amounts paid in settlement (including attorneys’ fees), in any proceeding arising out of their status or activities as directors, officers, employees or agents, or as a director, officer, employee or agent of another corporation if serving at our request, if the individual acted in a manner he or she believed in good faith to be in or not opposed to our best interests and, in the case of a criminal proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful, except that any indemnification in connection with a proceeding by or in our right is limited to reasonable expenses incurred in connection with the proceeding. The above standard of conduct is determined by the disinterested members of our board of directors or a committee thereof, or special legal counsel or our shareholders. Our bylaws further provide that we will indemnify any of our directors, officers, employees or agents for reasonable expenses incurred by such person in connection with a proceeding to which such person is a party because he or she serves in such capacity, if such person is successful, on the merits or otherwise, in such proceeding. Pursuant to the bylaws and as authorized by statute, we maintain insurance on behalf of our directors and officers against liability asserted against such persons in such capacity whether or not such directors or officers have the right to indemnification pursuant to the bylaws or otherwise. In addition, our articles of incorporation prevent the recovery by us or any of our shareholders of monetary damages against our directors to the fullest extent permitted by the NCBCA.

The foregoing is only a general summary of certain aspects of the NCBCA and our articles of incorporation and bylaws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of the NCBCA, Article 11 of our articles of incorporation and Article IX of our bylaws.

Federal banking law, which is applicable to the Registrant as a financial holding company and to its subsidiary, Park Sterling Bank (the “Bank”), as an insured depository institution, limits the ability of the Registrant and the Bank to indemnify their directors and officers. Generally, subject to certain exceptions, neither the Registrant nor the Bank may make, or agree to make, indemnification payments to, or for the benefit of, an institution-affiliated party such as an officer or director in connection with any administrative or civil action instituted by a federal banking agency if as a result of the banking agency action such person is assessed a civil money penalty, is removed from office or prohibited from participating in the conduct of the affairs of the Registrant or the Bank, or is subject to a cease and desist order. Prior to the resolution of any action instituted by the applicable banking agency, the Registrant or the Bank, as applicable, may indemnify officers and directors only if their respective board of directors, as the case may be, (i) determines that the indemnified person acted in good faith and in a manner such person believed to be in the best interests of the institution, (ii) determines after investigation that making indemnification payments would not materially adversely affect safety and soundness of the Registrant or the Bank, as the case may be, and (iii) if the indemnified party agrees in writing to reimburse the Registrant or the Bank, as the case may be, for any indemnity payments which turn out to be impermissible.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits.

The following exhibits are filed with or incorporated by reference in this Registration Statement.

Exhibit No.	Description of Exhibit

4.1	Park Sterling Bank 1999 Stock Option Plan

4.2	Park Sterling Corporation 2003 Stock Option Plan
4.3	Park Sterling Corporation 2008 Equity Incentive Plan

4.4	Specimen Stock Certificate of the Registrant, incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K (File No. 001-35032) filed January 13, 2011

4.5	Articles of Incorporation of the Registrant, as amended, incorporated by reference to Exhibit 3.1 of the Registrant’s Quarterly Report on Form 10-Q (File No. 001-35032) filed November 9, 2012

4.6
Articles of Merger setting forth amendments to the Registrant’s Articles of Incorporation to establish the terms of the SBLF Preferred Stock, incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K (File No. 001-35032) filed October 5, 2012

4.7	Bylaws of the Registrant, incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K (File No. 001-35032) filed January 13, 2011
5.1	Opinion of McGuireWoods LLP as to the legality of the securities being registered

23.1	Consent of McGuireWoods LLP (included in Exhibit 5.1)

23.2	Consent of Dixon Hughes Goodman LLP
24.1	Power of Attorney

24.2	Certified Resolutions of the Registrant’s Board of Directors

Item 9.  Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on this 15th day of November, 2012.

PARK STERLING CORPORATION

By:	/s/ James C. Cherry
James C. Cherry
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James C. Cherry	Chief Executive Officer and Director	November 15, 2012
James C. Cherry	(Principal Executive Officer)

/s/ David L. Gaines	Chief Financial Officer (Principal	November 15, 2012
David L. Gaines	Financial Officer)

/s/ Susan D. Sabo	Chief Accounting Officer (Principal	November 15, 2012
Susan D. Sabo	Accounting Officer)

*	Chairman of the Board	November 15, 2012
Leslie M. Baker, Jr.

Director
Walter C. Ayers

*	Director	November 15, 2012
Larry W. Carroll

Director
Jean E. Davis

*	Director	November 15, 2012
Patricia C. Hartung

*	Director	November 15, 2012
Thomas B. Henson

Director
Jeffrey S. Kane

*	Director	November 15, 2012
Kim S. Price

*	Director	November 15, 2012
Ben R. Rudisill

Signature	Title	Date

*By: /s/ David L. Gaines David L. Gaines Attorney-in-Fact		November 15, 2012

INDEX TO EXHIBITS

Exhibit No.	Description of Exhibit

4.1	Park Sterling Bank 1999 Stock Option Plan

4.2	Park Sterling Corporation 2003 Stock Option Plan
4.3	Park Sterling Corporation 2008 Equity Incentive Plan

4.4	Specimen Stock Certificate of the Registrant, incorporated by reference to Exhibit 4.1 of the Registrant’s Current Report on Form 8-K (File No. 001-35032) filed January 13, 2011

4.5	Articles of Incorporation of the Registrant, as amended, incorporated by reference to Exhibit 3.1 of the Registrant’s Quarterly Report on Form 10-Q (File No. 001-35032) filed November 9, 2012

4.6
Articles of Merger setting forth amendments to the Registrant’s Articles of Incorporation to establish the terms of the SBLF Preferred Stock, incorporated by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K (File No. 001-35032) filed October 5, 2012

4.7	Bylaws of the Registrant, incorporated by reference to Exhibit 3.2 of the Registrant’s Current Report on Form 8-K (File No. 001-35032) filed January 13, 2011
5.1	Opinion of McGuireWoods LLP as to the legality of the securities being registered

23.1	Consent of McGuireWoods LLP (included in Exhibit 5.1)

23.2	Consent of Dixon Hughes Goodman LLP
24.1	Power of Attorney

24.2	Certified Resolutions of the Registrant’s Board of Directors